Exhibit 99.1

News Release

Investor Contact:

Taylor Hudson

+1 603.430.5397

thudson@spragueenergy.com

SPRAGUE RESOURCES LP REPORTS THIRD QUARTER 2014 RESULTS

Portsmouth, NH (November 12, 2014) – Sprague Resources LP (“Sprague”) (NYSE: SRLP) today reported its financial results for the third quarter ended September 30, 2014.

Sprague completed its initial public offering (“IPO”) on October 30, 2013 and, as a result, Sprague’s third quarter 2013 results include the financial and operating results of Sprague’s predecessor company, which included Kildair, the Canadian business that is not part of Sprague’s assets or operations following the completion of the IPO. The following discussion of financial results excludes the contribution of Kildair prior to Sprague’s IPO. Please see the accompanying financial tables for additional information.

“We are pleased with Sprague’s third quarter results and the outstanding year to date performance our team has delivered for unitholders. Sprague’s Board has raised its distribution for the second consecutive quarter, a 3.5% increase to $0.4425 per unit, delivering investors a 7.3% distribution increase since our initial public offering one year ago,” said David Glendon, President and Chief Executive Officer. “As a reflection of the strong results year to date we are also raising our full year 2014 adjusted EBITDA guidance range to between $75 and $85 million.”

Third Quarter 2014 Highlights

•	Adjusted gross margin was $34.2 million for the third quarter of 2014, compared to pro forma adjusted gross margin of $28.8 million for the third quarter of 2013.

•	Adjusted EBITDA was $9.3 million for the third quarter of 2014, compared to pro forma adjusted EBITDA of $7.9 million for the third quarter of 2013.

•	Net sales were $728.8 million for the third quarter of 2014, compared to pro forma net sales of $746.1 million for the third quarter of 2013.

•	Net loss on a GAAP basis was $10.7 million for the third quarter of 2014, compared to pro forma net loss of $11.6 million for the third quarter of 2013. Net loss on a GAAP basis per common unit was $0.53 in the third quarter of 2014.

Sprague reported distributable cash flow of $6.2 million for the third quarter of 2014, compared to $1.9 million, on a pro forma basis, for the third quarter of 2013. This represents a distribution coverage ratio of 0.7x for the third quarter of 2014, and 2.1x for the first nine months of the year.

EBITDA, adjusted EBITDA, pro forma adjusted EBITDA and adjusted gross margin are not prepared in accordance with United States generally accepted accounting principles (“GAAP”), and are discussed in greater detail below under “Non-GAAP Financial Measures.” Readers should refer to the financial tables provided in this news release for reconciliation to the most comparable GAAP financial measures for the three and nine months ended September 30, 2014.

Refined Products

•	Volumes in the Refined Products segment rose 2% to 231.1 million gallons in the third quarter of 2014, compared to 227.3 million gallons in the third quarter of 2013.

•	Adjusted gross margin in the Refined Products segment increased $4.7 million, or 28%, to $21.7 million in the third quarter of 2014, compared to $16.9 million in the third quarter of 2013.

“Sprague’s Refined Products business segment produced an impressive 28% adjusted gross margin increase quarter-over-quarter due to higher diesel volumes associated with our Hess commercial fuels business acquisition at the end of 2013,” said Mr. Glendon.

“More recently, Sprague announced the purchase of Castle Oil Corporation, located in the Bronx, New York. Castle’s Port Morris terminal, strategically located on the East River with over 900,000 barrels of storage, is New York City’s largest deepwater petroleum products terminal,” said Mr. Glendon. “The Castle acquisition, pending regulatory approval and successful closing, will provide an outstanding platform for Sprague to solidify and grow its New York metro area refined products business. Our operational and commercial teams are now developing an integration plan for this outstanding terminal asset and its associated strong commercial business, and I look forward to reporting more positive news related to the transaction in future quarters,” added Mr. Glendon.

Natural Gas

•	Natural Gas segment volumes increased 3% to 10.3 Bcf in the third quarter 2014, compared to 10.0 Bcf in the third quarter of 2013.

•	Natural Gas adjusted gross margin increased 4% to $4.6 million for the third quarter of 2014, compared to $4.4 million for the third quarter of 2013.

“Our Natural Gas business posted performance results slightly above last year’s third quarter. Volumes and unit margins were both marginally higher, producing a 4% increase in our Natural Gas adjusted gross margin,” reported Mr. Glendon. “In addition to posting good results for the quarter, the Natural Gas business announced the purchase of Metromedia Energy in September, positioning Sprague as an even stronger leader in Mid-Atlantic and Northeast natural gas marketing. Successfully closed on October 1, 2014, Metromedia brought with it over 8,500 natural gas customer accounts, a service territory expansion into Maryland, Virginia and the District of Columbia, and an electricity brokerage business with a national footprint. Sprague’s natural gas customer account total has more than doubled to over 14,000 with approximately 30% volume growth, and we will assist more than 7,000 commercial and industrial customers with procuring their electricity requirements. Our Natural Gas commercial and supply teams have been integrating the new business and looking forward to the opportunities it will bring this coming winter,” said Mr. Glendon.

Materials Handling

•	Materials Handling gross margin increased by $0.6 million, or 8%, to $7.8 million for the third quarter 2014, compared to the third quarter 2013.

“Sprague’s Materials Handling segment increased year-over-year earnings primarily due to furnace slag and gypsum increases in the dry bulk category,” said Mr. Glendon. “Margins in the liquid and break bulk categories were comparable to year ago levels.”

On October 29, 2014, the Board of Directors of Sprague’s general partner, Sprague Resources GP LLC, approved a cash distribution of $0.4425 per unit for the quarter ended September 30, 2014, representing a 3.5% increase over the distribution declared for the quarter ended June 30, 2014. The distribution will be paid on November 14, 2014 to unitholders of record as of the close of business November 10, 2014.

“I am proud of the excellent results Sprague has produced since our initial public offering one year ago. In addition to delivering targeted levels of distribution growth, our coverage and liquidity positions are outstanding and our team has successfully executed multiple transactions that will each contribute significantly to distributable cash flow going forward,” concluded Mr. Glendon.

Financial Results Conference Call

Management will review Sprague’s third quarter 2014 financial results in a teleconference call for analysts and investors today, November 12th, 2014.

Date and Time:	November 12th, 2014 at 10:00 AM ET
Dial-in numbers:	(800) 237-9752 (U.S. and Canada)
(617) 847-8706 (International)
Participation Code:	88798169

The call will also be webcast live and archived on the investor relations section of Sprague’s website, www.spragueenergy.com.

About Sprague Resources LP

Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, pro forma adjusted EBITDA and adjusted gross margin are used as supplemental financial measures by management and external users of Sprague’s financial statements, such as investors, commercial banks, trade suppliers and research analysts, to assess:

•	The financial performance of Sprague’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•	The ability of Sprague’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;

•	The viability of acquisitions and capital expenditure projects;

•	The market value of its inventory and natural gas transportation contracts for financial reporting to its lenders, as well as for borrowing base purposes; and

•	Repeatable operating performance that is not distorted by non-recurring items or market volatility.

Sprague defines EBITDA as net income before interest, income taxes, depreciation and amortization. Sprague defines adjusted EBITDA as EBITDA decreased by total commodity derivative gains and losses included in net income (loss) and increased by realized commodity derivative gains and losses included in net income (loss), in each case with respect to refined products and natural gas inventory and natural gas transportation contracts, and adjusted for the gain on acquisition of a business, write-off of deferred offering costs and bio-fuel excise tax credits.

Sprague defines adjusted gross margin as gross margin decreased by total commodity derivative gains and losses included in net income (loss) and increased by realized commodity derivative gains and losses included in net income (loss), in each case with respect to refined products and natural gas inventory and natural gas transportation contracts.

EBITDA, adjusted EBITDA, pro forma adjusted EBITDA and adjusted gross margin are not prepared in accordance with GAAP. These measures should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward Looking Statements

This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Sprague’s prospectus and filings with the United States Securities and Exchange Commission (the “SEC”), including those set forth under Item 1A, “Risk Factors” of Sprague’s Annual Report on Form 10-K for the year ended December 31, 2013, and as updated by any subsequent reports Sprague files with the SEC. Sprague undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

(Financial Tables Below)

Sprague Resources LP

Volume, Net Sales, Gross Margin and Adjusted Gross Margin

by Segment (Excluding Kildair)

Three and Nine Months Ended September 30, 2014 and 2013

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013 Predecessor	2014	2013 Predecessor
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ and volumes in thousands)		($ and volumes in thousands)
Volumes:
Refined products (gallons)	231,126	227,304	1,039,584	882,714
Natural gas (MMBtus)	10,275	9,983	38,264	38,312
Materials handling (short tons)	741	538	1,960	1,616
Materials handling (gallons)	55,440	54,474	167,622	177,030
Other operations (short tons)	11	34	76	105

Net Sales:
Refined products	$666,538	$688,150	$3,187,482	$2,700,921
Natural gas	53,376	49,623	255,058	222,704
Materials handling	7,739	7,185	24,140	21,713
Other operations	1,168	1,172	8,305	5,979

Total net sales	$728,821	$746,130	$3,474,985	$2,951,317

Gross Margin:
Refined products	$23,547	$17,610	$89,003	$66,451
Natural gas	(11,203)	(8,599)	49,185	16,639
Materials handling	7,765	7,181	24,158	21,700
Other operations	222	292	790	1,269

Total gross margin	$20,331	$16,484	$163,136	$106,059

Adjusted Gross Margin: (1)
Refined products	$21,656	$16,938	$81,092	$62,142
Natural gas	4,604	4,415	42,614	28,401
Materials handling	7,765	7,181	24,158	21,700
Other operations	222	292	790	1,269

Total adjusted gross margin	$34,247	$28,826	$148,654	$113,512

Calculation of Adjusted Gross Margin:
Total gross margin	$20,331	$16,484	$163,136	$106,059
Deduct: total commodity derivative (gains) losses included in net income (loss)	(18,967)	19,732	(6,150)	20,418
Add: realized commodity derivative gains (losses) included in net income (loss)	32,883	(7,390)	(8,332)	(12,965)

Total adjusted gross margin	$34,247	$28,826	$148,654	$113,512

1)	Adjusted gross margin represents gross margin decreased by total commodity derivative gains and losses included in net income (loss) and increased by realized commodity derivative gains and losses included in net income (loss), in each case with respect to refined products and natural gas inventory and natural gas transportation contracts.

Sprague Resources LP

Summary Historical Financial and Operating Data

(Including Kildair)

Three and Nine Months Ended September 30, 2014 and 2013

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013 Predecessor	2014	2013 Predecessor
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands)		($ in thousands)
Statement of Operations Data:
Net sales	$728,821	$940,275	$3,474,985	$3,407,048
Cost of products sold	708,490	914,574	3,311,849	3,282,438

Gross margin	20,331	25,701	163,136	124,610

Operating costs and expenses:
Operating expenses	11,626	12,844	37,504	40,444
Selling, general and administrative	13,277	12,633	48,670	39,689
Depreciation and amortization	2,383	4,034	7,070	12,471

Total operating costs and expenses	27,286	29,511	93,244	92,604

Operating income	(6,955)	(3,810)	69,892	32,006
Other income (expense)	—	(215)	—	601
Interest income	122	261	388	521
Interest expense	(4,241)	(7,207)	(13,930)	(21,846)

Income before income taxes	(11,074)	(10,971)	56,350	11,282
Income tax benefit (provision)	356	4,560	(1,227)	(6,078)

Net (loss) income	$(10,718)	$(6,411)	$55,123	$5,204

Adjusted EBITDA (1) (unaudited)	$9,344	$12,351	$62,480	$47,510

Net income per limited partner unit:
Common - basic	$(0.53)		$2.73
Common - diluted	$(0.53)		$2.73
Subordinated - basic and diluted	$(0.53)		$2.73
Units used to compute net income per limited partner unit -
Common - basic	10,091,388		10,085,058
Common - diluted	10,091,388		10,120,935
Subordinated - basic and diluted	10,071,970		10,071,970

Other Financial and Operating Data (unaudited)
Capital expenditures	$1,941	$8,957	$3,606	$17,074
Total refined products volumes sold (gallons)	231,126	308,135	1,039,584	1,073,167
Total natural gas volumes sold (MMBtus)	10,275	9,983	38,264	38,312

1)	Adjusted EBITDA respresents EBITDA decreased by total commodity derivative gains and losses included in net income (loss) and increased by realized commodity derivative gains and losses included in net income (loss), in each case with respect to refined products and natural gas inventory and natural gas transportation contracts, and adjusted for bio-fuel excise tax credits.

Sprague Resources LP

Summary Pro Forma Financial and Operating Data

Three and Nine Months Ended September 30, 2014 and 2013

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013 Predecessor	2014	2013 Predecessor
	(unaudited)	Pro Forma (1) (unaudited)	(unaudited)	Pro Forma (1) (unaudited)
	($ in thousands)		($ in thousands)
Statement of Operations Data:
Net sales	$728,821	$746,129	$3,474,985	$2,951,317
Cost of products sold	708,490	729,645	3,311,849	2,845,258

Gross margin	20,331	16,484	163,136	106,059

Operating costs and expenses:
Operating expenses	11,626	10,518	37,504	32,532
Selling, general and administrative	13,277	10,157	48,670	34,566
Depreciation and amortization	2,383	2,488	7,070	7,158

Total operating costs and expenses	27,286	23,163	93,244	74,256

Operating income	(6,955)	(6,679)	69,892	31,803
Other income (expense)	—	(264)	—	643
Interest income	122	250	388	510
Interest expense	(4,241)	(5,145)	(13,930)	(16,525)

Income before income taxes	(11,074)	(11,838)	56,350	16,431
Income tax benefit (provision)	356	266	(1,227)	(1,607)

Net (loss) income	$(10,718)	$(11,572)	$55,123	$14,824

Adjusted EBITDA (2) (unaudited)	$9,344	$7,887	$62,480	$42,036

1)	The unaudited pro forma information gives effect to certain pro forma adjustments as if they had occurred as of January 1, 2013. The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. Pro forma adjustments reflect the following:

a)	The distribution to a wholly-owned subsidiary of Sprague Holdings of 100% of its interest in Sprague Energy Canada Ltd, a wholly-owned subsidiary of the Predecessor, which owns all of the equity interest in Kildair.

b)	The pro forma adjustment for interest expense and deferred financing fees under the new credit agreement. The calculation is based on the monthly average working capital and acquisition facility multiplied by the decreases in the borrowing rate of 0.50% for borrowings under the working capital facility, less the increase of commitment fees due to the increased size of the facility.

c)	The elimination of corporate overhead charges from the Parent offset by increases in incentive compensation.

d)	The adjustments to reflect the conversion of the Predecessor to a partnership resulting in the elimination of all U.S. federal income taxes, as well as an adjustment of income taxes in certain state jurisdictions in which the partnership operates, and to record estimated taxes for the activities conducted by the Partnership at the applicable state statutory rates.

2)	Adjusted EBITDA represents EBITDA decreased by total commodity derivative gains and losses included in net income (loss) and increased by realized commodity derivative gains and losses included in net income (loss), in each case with respect to refined products and natural gas inventory and natural gas transportation contracts, and adjusted for bio-fuel excise tax credits.

Sprague Resources LP

Historical and Pro Forma Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Three and Nine Months Ended September 30, 2014 and 2013

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		2013		2013
	2014	Predecessor	2014	Predecessor
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands)		($ in thousands)
Reconciliation of net (loss) income to adjusted EBITDA:
Net (loss) income	$(10,718)	$(6,411)	$55,123	$5,204
Add/(deduct):
Interest expense, net	4,119	6,946	13,542	21,325
Tax (benefit) expense	(356)	(4,560)	1,227	6,078
Depreciation and amortization	2,383	4,034	7,070	12,471

EBITDA (2)	$(4,572)	$9	$76,962	$45,078
Deduct: total commodity derivative (gains) losses included in net income (loss)	(18,967)	23,051	(6,150)	21,200
Add: realized commodity derivative gains (losses) included in net income (loss)	32,883	(10,709)	(8,332)	(13,747)
Add/(deduct):
Bio-fuel excise tax credits	—	—	—	(5,021)

Adjusted EBITDA (3)	$9,344	$12,351	$62,480	$47,510

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013 Predecessor	2014	2013 Predecessor
	(unaudited)	Pro Forma (1) (unaudited)	(unaudited)	Pro Forma (1) (unaudited)
	($ in thousands)		($ in thousands)
Reconciliation of net (loss) income to adjusted EBITDA:
Net (loss) income	$(10,718)	$(11,572)	$55,123	$14,824
Add/(deduct):
Interest expense, net	4,119	4,895	13,542	16,015
Tax (benefit) expense	(356)	(266)	1,227	1,607
Depreciation and amortization	2,383	2,488	7,070	7,158

EBITDA (2)	$(4,572)	$(4,455)	$76,962	$39,604
Deduct: total commodity derivative (gains) losses included in net income (loss)	(18,967)	19,732	(6,150)	20,418
Add: realized commodity derivative gains (losses) included in net income (loss)	32,883	(7,390)	(8,332)	(12,965)
Add/(deduct):
Bio-fuel excise tax credits	—	—	—	(5,021)

Adjusted EBITDA (3)	$9,344	$7,887	$62,480	$42,036

1)	The unaudited pro forma information gives effect to certain pro forma adjustments as if they had occurred as of January 1, 2013. The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. Pro forma adjustments reflect the following:

a)	The distribution to a wholly-owned subsidiary of Sprague Holdings of 100% of its interest in Sprague Energy Canada Ltd, a wholly-owned subsidiary of the Predecessor, which owns all of the equity interest in Kildair.

b)	The pro forma adjustment for interest expense and deferred financing fees under the new credit agreement. The calculation is based on the monthly average working capital and acquisition facility multiplied by the decreases in the borrowing rate of 0.50% for borrowings under the working capital facility, less the increase of commitment fees due to the increased size of the facility.

c)	The elimination of corporate overhead charges from the Parent offset by increases in incentive compensation.

d)	The adjustments to reflect the conversion of the Predecessor to a partnership resulting in the elimination of all U.S. federal income taxes, as well as an adjustment of income taxes in certain state jurisdictions in which the partnership operates, and to record estimated taxes for the activities conducted by the Partnership at the applicable state statutory rates.

2)	EBITDA represents net income before interest, income taxes, depreciation and amortization.
3)	Adjusted EBITDA represents EBITDA decreased by total commodity derivative gains and losses included in net income (loss) and increased by realized commodity derivative gains and losses included in net income (loss), in each case with respect to refined products and natural gas inventory and natural gas transportation contracts, and adjusted for bio-fuel excise tax credits.

Sprague Resources LP

Pro Forma Reconciliation of Adjusted EBITDA to Distributable Cash Flow

Three and Nine Months Ended September 30, 2014 and 2013

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013 Predecessor	2014	2013 Predecessor
	(unaudited)	Pro Forma (1) (unaudited)	(unaudited)	Pro Forma (1) (unaudited)
	($ in thousands)		($ in thousands)
Reconciliation of adjusted EBITDA to distributable cash flow:
Adjusted EBITDA (2)	$9,344	$7,887	$62,480	$42,036
Add/(deduct):
Cash interest expense, net	(3,436)	(4,038)	(11,492)	(13,590)
Cash taxes	27	266	(786)	(1,607)
Maintenance capital expenditures	(1,808)	(1,697)	(3,128)	(3,838)
Estimated incremental selling, general and administrative expense of being a publicly traded partnership	—	(515)	—	(1,544)
Elimination of expense relating to incentive compensation and directors fees expected to be paid in common units	1,044	—	5,268	1,214
Other	1,078	—	1,388	(781)

Distributable cash flow	$6,249	$1,903	$53,730	$21,890

1)	The unaudited pro forma information gives effect to certain pro forma adjustments as if they had occurred as of January 1, 2013. The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. Pro forma adjustments reflect the following:

a)	The distribution to a wholly-owned subsidiary of Sprague Holdings of 100% of its interest in Sprague Energy Canada Ltd, a wholly-owned subsidiary of the Predecessor, which owns all of the equity interest in Kildair.

b)	The pro forma adjustment for interest expense and deferred financing fees under the new credit agreement. The calculation is based on the monthly average working capital and acquisition facility multiplied by the decreases in the borrowing rate of 0.50% for borrowings under the working capital facility, less the increase of commitment fees due to the increased size of the facility.

c)	The elimination of corporate overhead charges from the Parent offset by increases in incentive compensation.

d)	The adjustments to reflect the conversion of the Predecessor to a partnership resulting in the elimination of all U.S. federal income taxes, as well as an adjustment of income taxes in certain state jurisdictions in which the partnership operates, and to record estimated taxes for the activities conducted by the Partnership at the applicable state statutory rates.

2)	Adjusted EBITDA represents EBITDA decreased by total commodity derivative gains and losses included in net income (loss) and increased by realized commodity derivative gains and losses included in net income (loss), in each case with respect to refined products and natural gas inventory and natural gas transportation contracts, and adjusted for bio-fuel excise tax credits.